As filed with the Securities and Exchange Commission on March 31, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Biocept, Inc.

(Exact name of registrant as specified in its charter)

Delaware	80-0943522
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5810 Nancy Ridge Drive, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

2013 Equity Incentive Plan

2007 Equity Incentive Plan

Restricted Stock Unit Grant Notices / Agreements with David F. Hale, each dated as of March 10, 2011

Restricted Stock Unit Grant Notice / Agreement with Ivor Royston, dated as of November 8, 2010, as amended on February 15, 2012

(Full title of the plan)

William G. Kachioff

Senior Vice-President, Finance and

Chief Financial Officer

Biocept, Inc.

5810 Nancy Ridge Drive

San Diego, CA 92121

(Name and address of agent for service)

(858) 320-8200

(Telephone number, including area code, of agent for service)

Copy to:

Michael Brown, Esq.

Stradling Yocca Carlson & Rauth, P.C.

4365 Executive Drive, Suite 1500

San Diego, CA 92121

(858) 926-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.0001 par value	1,419,137 shares	(2)	$10,148,091	$1,307.07

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Company’s common stock that become issuable under the 2013 Equity Incentive Plan (“2013 Plan”), the 2007 Equity Incentive Plan (“2007 Plan”), the two Restricted Stock Unit Grant Notices / Agreements with David F. Hale, dated as of March 10, 2011 (“Hale RSU Agreements”) and the Restricted Stock Unit Grant Notice / Agreement with Ivor Royston, dated as of November 8, 2010, as amended on February 15, 2012 (“Royston RSU Agreement”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Company’s outstanding shares of common stock.

(2)	The aggregate offering price for the 1,419,137 shares of Common Stock registered hereby, consisting of (a) 1,203,571 shares which may be issued under the 2013 Plan, (b) 142,415 shares which may be issued under the 2007 Plan, (c) 63,866 shares which may be issued under the Hale RSU Agreements and (d) 9,285 shares which may be issued under the Royston RSU Agreement, is estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(c) and 457(h), using (x) for the 668,904 shares underlying the outstanding stock options under the 2013 Plan and 2007 Plan, the $6.95 per share weighted average exercise price of such outstanding stock options based on exercise prices for such outstanding stock options ranging from $4.62 per share to $9.11 per share, and (y) for the 750,233 other shares of Common Stock registered hereby, the $7.33 per share price of Common Stock determined in accordance with Rule 457(c), using the average of the high and low prices, as reported by NASDAQ, of the Common Stock on March 27, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”), the documents containing the information called for by Part I of Form S-8 will be sent or given to individuals who participate in the 2013 Plan, the 2007 Plan, the Hale RSU Agreements and/or the Royston RSU Agreement and such documents are not being filed with or included in this Registration Statement on Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Biocept, Inc. (the “Company”) hereby incorporates by reference into this Registration Statement the following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”):

(a)          The Company’s annual report on Form 10-K, for the year ended December 31, 2013, filed with the Commission on March 28, 2014;

(b)          The Company’s current report on Form 8-K filed with the Commission on February 14, 2014;

(c)          The Company’s current report on Form 8-K filed with the Commission on March 17, 2014;

(d)          The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) on January 28, 2014, including any amendment or report filed for the purpose of updating that description.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Company’s amended certificate of incorporation provides that to the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) its directors and officers, even in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others. The Company’s Amended and Restated Bylaws provide that the Company shall indemnify its directors and officers to the maximum extent permitted by law, and shall pay expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.

The Company has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

The Company has entered into separate indemnification agreements with its directors and officers, providing for indemnification to the fullest extent permitted by the laws of the State of Delaware. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

In addition, the Company’s amended certificate of incorporation provides that, pursuant to the DGCL, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty to the Company and its stockholders. This provision of the amended certificate of incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the DGCL. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

3.1.4	Certificate of Amendment of Certificate of Incorporation, filed February 4, 2014. [Incorporated by reference to Exhibit 3.1.4 to the Company’s Current Report on Form 8-K, filed with the Commission on February 14, 2014.]

3.2.1	Amended and Restated Bylaws as effective February 10, 2014. [Incorporated by reference to Exhibit 3.2.1 to the Company’s Registration Statement on Form S-1 (File No. 333-191323), filed with the Commission on September 23, 2013.]

5.1	Opinion of Stradling Yocca Carlson & Rauth, P.C.

23.1	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accounting Firm.

23.2	Consent of Stradling Yocca Carlson & Rauth, P.C. (contained in Exhibit 5.1 hereto).

99.1	Biocept, Inc. 2013 Equity Incentive Plan. [Incorporated by reference to Exhibit 10.2 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-191323), filed with the Commission on November 20, 2013.]

99.2	Biocept, Inc. 2007 Equity Incentive Plan. [Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-191323), filed with the Commission on September 23, 2013.]

99.3	Restricted Stock Unit Grant Notice / Agreement with David F. Hale, dated as of March 10, 2011. (“Performance-Based”)

99.4	Restricted Stock Unit Grant Notice / Agreement with David F. Hale, dated as of March 10, 2011. (“Time-Based”)

99.5	Restricted Stock Unit Grant Notice / Agreement with Ivor Royston, dated as of November 8, 2010, as amended on February 15, 2012. [Incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1 (File No. 333-191323), filed with the Commission on September 23, 2013.]

Item 9.	Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 31, 2014.

Biocept, Inc.

By:	/s/ Michael W. Nall
Michael W. Nall, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Michael W. Nall	Chief Executive Officer, President and Director (Principal Executive Officer)	March 31, 2014
Michael W. Nall

/s/ William G. Kachioff	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 31, 2014
William G. Kachioff

/s/ David F. Hale	Chairman and Director	March 31, 2014
David F. Hale

/s/ Marsha A. Chandler	Director	March 31, 2014
Marsha A. Chandler

/s/ Bruce E. Gerhardt	Director	March 31, 2014
Bruce E. Gerhardt

/s/ Bruce A. Huebner	Director	March 31, 2014
Bruce A. Huebner

/s/ Edward Neff	Director	March 31, 2014
Edward Neff

/s/ Ivor Royston	Director	March 31, 2014
Ivor Royston

/s/ M. Faye Wilson	Director	March 31, 2014
M. Faye Wilson

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1.4	Certificate of Amendment of Certificate of Incorporation, filed February 4, 2014. [Incorporated by reference to Exhibit 3.1.4 to the Company’s Current Report on Form 8-K, filed with the Commission on February 14, 2014.]

3.2.1	Amended and Restated Bylaws as effective February 10, 2014. [Incorporated by reference to Exhibit 3.2.1 to the Company’s Registration Statement on Form S-1 (File No. 333-191323), filed with the Commission on September 23, 2013.]

5.1	Opinion of Stradling Yocca Carlson & Rauth, P.C.

23.1	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accounting Firm.

23.2	Consent of Stradling Yocca Carlson & Rauth, P.C. (contained in Exhibit 5.1 hereto).

99.1	Biocept, Inc. 2013 Equity Incentive Plan. [Incorporated by reference to Exhibit 10.2 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-191323), filed with the Commission on November 20, 2013.]

99.2	Biocept, Inc. 2007 Equity Incentive Plan. [Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-191323), filed with the Commission on September 23, 2013.]

99.3	Restricted Stock Unit Grant Notice / Agreement with David F. Hale, dated as of March 10, 2011. (“Performance-Based”)

99.4	Restricted Stock Unit Grant Notice / Agreement with David F. Hale, dated as of March 10, 2011. (“Time-Based”)

99.5	Restricted Stock Unit Grant Notice / Agreement with Ivor Royston, dated as of November 8, 2010, as amended on February 15, 2012. [Incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1 (File No. 333-191323), filed with the Commission on September 23, 2013.]